Sky Petroleum to Receive $1.1 Million From Mubarek Well Production

More Than 62,000 Barrels of Oil Produced as of the End of December 2006

AUSTIN, TX -- 01/09/2007 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, is pleased to announce the company will receive USD 1,140,470 from its second allocation of production revenue from the Mubarek H2 well. This revenue will be received by the end of January 2007, or approximately 40 days from the second lifting of crude from the H2 well, which occurred on December 16, 2006. The H2 well has produced 62,212 barrels of oil as at December 30, 2006 since it went into production on May 16, 2006.

Sky Petroleum was advised on January 4, 2007 by Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarak Field, that the jackup rig under contract to drill the second obligation well pursuant to the Participation Agreement will not arrive until the second quarter of 2007. The Rani Woro jackup rig, currently drilling for another operator in the region, is not expected to be released from its current obligations, due to operational delays with the current operator. Sky Petroleum has been further advised that the jackup rig, when released from its current obligations, will go to dry dock for maintenance and inspection in order to retain its maritime class certificate. These delays mean that the second obligation well, designated Mubarek K2-ST3, will not spud until the second quarter of 2007.

"It is unfortunate that these events have interrupted our drilling program, however these delays are completely out of either Crescent's or Sky's control and despite these setbacks we continue to be very pleased with the overall potential of the Mubarek infill drilling program," said Brent Kinney, chief executive officer at Sky Petroleum, Inc. "On a positive note, when we receive the revenue from the second lifting we will have collected more than USD 1.7 million in proceeds from the H2 well."

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com